Exhibit 23



                CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Orbital Sciences Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 33-85058) and Form S-8 (No. 33-84296) of our reports dated February 6, 1995, relating to the consolidated balance sheets of Orbital Sciences Corporation as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, and the related consolidated financial statement schedule, which reports appear in the December 31, 1994 Annual Report on Form 10-K of Orbital Sciences Corporation.




                                                  KPMG Peat Marwick LLP

Washington, D.C.
March 28, 1995